      As filed with the Securities and Exchange Commission on July 8, 2003
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                    SBE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                   94-1517641
            --------                                   ----------
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification No.)

                          2305 CAMINO RAMON, SUITE 200
                               SAN RAMON, CA 94583
                                 (925) 355-2000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                DAVID W. BRUNTON
         CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND SECRETARY
                                    SBE, INC.
                          2305 CAMINO RAMON, SUITE 200
                               SAN RAMON, CA 94583
                                 (925) 355-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                JODIE M. BOURDET
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                             SAN FRANCISCO, CA 94111
                                 (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================= ==================== ==================== ===================== =================
                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
               TITLE OF CLASS OF                  AMOUNT TO BE         OFFERING PRICE       AGGREGATE             REGISTRATION FEE
          SECURITIES TO BE REGISTERED             REGISTERED           PER SHARE (1)        OFFERING PRICE        (2)
------------------------------------------------- -------------------- -------------------- --------------------- -----------------
    COMMON STOCK, par value $0.001 per share          700,000 shares           $1.40               $980,000             $79.29
================================================= ==================== ==================== ===================== =================

(1) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the registrant's Common Stock as reported on the Nasdaq National Market on July 1, 2003.

(2)  Calculated in accordance with Rule 457(o) of the Securities Act of 1933.

                               -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


                    SUBJECT TO COMPLETION, DATED JULY 8, 2003

                                   PROSPECTUS

                                 700,000 Shares

                                    SBE, Inc.
                                  Common Stock
                                    ---------


     This prospectus relates to the offer and sale, from time to time, of up to 500,000 shares of SBE, Inc. common stock held by the selling security holders listed on page 8 of this prospectus, and up to 200,000 shares of common stock issuable to them upon exercise of warrants. The selling security holders purchased common stock and common stock warrants from SBE in a private placement that closed in June 2003. SBE will not receive any proceeds from the sale of the shares by the selling security holders.

     For a description of the plan of distribution of the shares, see page 10 of this prospectus.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SBEI." On July 3, 2003, the last reported sale price for our common stock was $1.45 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July __, 2003.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY................................ 3

RISK FACTORS...................................... 4

FORWARD-LOOKING STATEMENTS........................ 7

USE OF PROCEEDS................................... 7

SELLING SECURITY HOLDERS.......................... 8


PLAN OF DISTRIBUTION...............................  8

WHERE YOU CAN FIND MORE INFORMATION................  9

LEGAL MATTERS...................................... 10

EXPERTS............................................ 10



                              --------------------

YOU SHOULD  RELY ONLY ON THE  INFORMATION  OR  REPRESENTATIONS  PROVIDED IN THIS
PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION OR TO MAKE ANY DIFFERENT REPRESENTATIONS IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                              --------------------

                               PROSPECTUS SUMMARY


The following is a summary of our business. It does not contain all the information that may be important to you. You should carefully read the entire prospectus, including the section entitled "Risk Factors" in this prospectus and the financial statements and other information incorporated by reference in this prospectus, for more information on our business and the risks involved in investing in our stock.

                                  OUR BUSINESS

SBE, Inc. designs, markets, sells and supports network communications controller solutions for original equipment manufacturers in the global networking marketplace. Our solutions enable both data communications and telecommunications companies to rapidly deliver advanced networking products and services in order to compete effectively in today's fast-evolving public switched telephone network and Internet environment. Our products include wide area network ("WAN") and local area network ("LAN") interface adapters and high performance intelligent communications controllers for workstations, media gateways, routers, internet access devices, home location registers and data messaging applications. Our products are distributed worldwide through a direct sales force, distributors, independent manufacturers' representatives and value-added resellers.

We currently market, sell and support four lines of high-speed networking products: HighWire(TM), WAN Adapters, LAN Adapters and VMEbus. All of these products are sold primarily to original equipment manufacturers. These products are often customized for a specific customer's application, and they support applications in a broad spectrum of industrial and commercial markets. Markets and application areas that our products serve include enterprise servers, data storage, process control, medical imaging, computer-aided engineering/automated test equipment, government/military defense systems and telecommunications networks.

The market environment for our products is extremely competitive and we have limited visibility into customer activity due to the downturn in the communications equipment marketplace. In spite of this uncertain market, we have been successful in selling and shipping our Adapter and HighWire products to 26 new customers during the first six months of fiscal 2003. One of our primary sales goals is to diversify our customer base and at the same time provide sources of revenues to fill the gap left by the HP end-of-life purchase of our VME products. Since the fourth quarter of fiscal 2001 we have 17 new "design wins" and have added a substantial number of new customers to our growing base of customers. A design win is defined as a program with an OEM customer that will generate at least $400,000 in recurring annual revenues typically within 12 to 18 months after the customer accepts and confirms the use of our product in their platform. We believe the combination of new customers and design wins will provide future revenue growth once there is a discernable recovery in the communications equipment marketplace. A variety of risks such as schedule delays, cancellations and changes in customer markets and economic conditions can adversely affect a design win before or after production is reached. With the current economic climate in the communications equipment marketplace, design activity has slowed and reaching production volumes is proving to be elusive for those products that have been designed. In these difficult economic times, poor customer visibility is causing ordering delays. These factors often result in a substantial portion of our revenues being derived from orders placed with in the quarter and shipped in the final month of the quarter.

Our principal executive offices are located at 2305 Camino Ramon, Suite 200, San Ramon, California, 94583, and our telephone number is (925) 355-2000. Our Internet address is www.sbei.com. The information on our website is not incorporated by reference into this prospectus.

                               RECENT DEVELOPMENT

In June 2003, we issued 500,000 shares of our common stock and warrants to purchase 50,000 shares of common stock to investors for gross proceeds of $550,000. The placement agent in the transaction and its associates received a cash commission of $33,000 and warrants to purchase 150,000 shares of common stock. The placement agent also received a non-refundable retainer of $15,000 for the purpose of reimbursing the placement agent's expenses in connection with the financing. The net proceeds raised will be used to pursue potential acquisitions and for general corporate purposes.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should carefully consider the factors described below in addition to other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations.

RISKS RELATED TO OUR BUSINESS

WE DEPEND UPON A SMALL NUMBER OF OEM CUSTOMERS. THE LOSS OF ANY OF THEM, OR THEIR FAILURE TO SELL THEIR PRODUCTS, WOULD LIMIT OUR ABILITY TO GENERATE REVENUES.

In fiscal 2002 and the first two quarters of fiscal 2003, most of our sales were derived from a limited number of original equipment manufacturers (OEMs). In the first two quarters of fiscal 2003 and fiscal 2002, 2001 and 2000, sales of VME products to HP accounted for 49%, 30%, 34% and 66%, respectively, of our net sales. A substantial portion of such sales was attributable to sales of VME products pursuant to a long-term supply agreement with HP. We shipped $1.6 million of VME products to HP over the first two quarters of fiscal 2003 pursuant to an end of life purchase order. We do not expect sales of VME products to HP to be a substantial portion of our revenues after fiscal 2003 and are dependent on our ability to sell products to other customer in sufficient quantities to replace the revenues previously generated by sales of VME products to HP.

Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, and inventory levels, manufacturing strategy, contract awards, competitive conditions and general economic conditions. Our sales to any single OEM customer are also subject to significant variability from quarter to quarter. Such fluctuations may have a material adverse effect on our operating results. A significant reduction in orders from any of our OEM customers, particularly HP, Nortel and Lockheed Martin, would have a material adverse effect on our operating results, financial condition and cash flows. In addition, we anticipate a significant portion of future sales will be dependent on a few new OEM customers, and there can be no assurance that we will become a qualified supplier with new OEM customers or that we will remain a qualified supplier with existing OEM customers.

WE HAVE BEEN GENERATING LOSSES. OUR FUTURE CAPITAL NEEDS MAY EXCEED OUR PROFITS AND OUR ABILITY TO RAISE CAPITAL.

We incurred net losses of $1.7 million in the fiscal year ended October 31, 2002 and $9.9 million in the fiscal year ended October 31, 2001. Our most recently-completed fiscal quarter, we had a net profit of only $51,000. The development and marketing of our products is capital-intensive, and has been constrained in recent periods due to our lack of profitability. Our former auditors expressed in their audit opinion, which is included in our most recent annual report on Form 10-K, substantial doubt about our ability to continue as a going concern. While we believe that our existing cash balances and our anticipated cash flow from operations will satisfy our working capital needs for the next 12 months, we cannot assure you that this will be the case, or our current auditors, BDO Seidman LLP, will not include a similar "going concern" qualification in future reports. Further declines in our sales or a failure to keep expenses in line with revenues could require us to seek additional financing in fiscal 2003 or the future. In addition, should we experience a significant growth in customer orders, we may be required to seek additional capital to meet our working capital needs. There can be no assurance that additional financing, if required, will be available on reasonable terms or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in substantial dilution to our stockholders.

IF WE FAIL TO DEVELOP AND PRODUCT NEW HIGHWIRE AND ADAPTER PRODUCTS, WE MAY LOSE SALES AND OUR REPUTATION MAY BE HARMED.

Since late 1998, we have focused a significant portion of our research and development, marketing and sales efforts on HighWire and Adapter products. The success of these products is dependent on several factors, including timely completion of new product designs, achievement of acceptable manufacturing quality and yields, introduction of competitive products by other companies and market acceptance of our products. If the HighWire and Adapter products or other new products developed by us do not gain market acceptance, our business, operating results, financial condition and cash flows would be materially adversely affected.

THE COMMUNICATIONS PRODUCTS MARKET IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD REDUCE OUR REVENUES AND MARGINS.

We compete directly with traditional vendors of terminal servers, modems, remote control software, and terminal emulation software and application-specific communications solutions. We also compete with suppliers of routers, hubs, network interface cards and other data communications products. In the future, we expect competition from companies offering client/server access solutions based on emerging technologies such as switched digital telephone services. In addition, we may encounter increased competition from operating system and network operating system vendors to the extent such vendors include full communications capabilities in their products. We may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) that may offer communications services through their telephone networks.

Increased competition with respect to any of our products could result in price reductions and loss of market share, which would adversely affect our business, operating results, financial condition and cash flows. Many of our current and potential competitors have greater financial, marketing, technical and other resources than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or will be able to compete successfully with new competitors.

OUR OPERATING RESULTS IN FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO FALL.

Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future due to several factors, some of which are outside our control, including timing of significant orders from OEM customers, fluctuating market demand for, and declines in the average selling prices of, our products, delays in the introduction of our new products, competitive product introductions, the mix of products sold, changes in our distribution network, the failure to anticipate changing customer product requirements, the cost and availability of components and general economic conditions. We generally do not operate with a significant order backlog, and a substantial portion of our revenues in any quarter is derived from orders booked in that quarter. Accordingly, our sales expectations are based almost entirely on our internal estimates of future demand and not on firm customer orders.

Due to the adverse economic conditions in the telecommunications industry, our OEM telecommunications customers may hold excess inventory of our products. A result of the economic downturn is that certain of our customers have cancelled or delayed many of their new design projects and new product rollouts that included our products. Due to the current economic uncertainty, our customers now typically require a "just-in-time" ordering and delivery cycle where they will place a purchase order with us after they receive an order from their customer. This "just-in-time" inventory purchase cycle by our customers has made forecasting of our future sales volumes very difficult.

Based on the foregoing, we believe that quarterly operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter our revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock is likely to fall.

IF WE WERE UNABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGES THAT CHARACTERIZE OUR INDUSTRY, OUR BUSINESS WOULD SUFFER.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our future success will depend on our ability to enhance our existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies such as Frame Relay, DSL ("Digital Subscriber Line"), ATM ("Asynchronous Transfer Mode"), VoIP ("Voice over Internet Protocol") and 3G Wireless ("Third Generation Wireless Services"). There can be no assurance that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products. In addition, there can be no assurance that services, products or technologies developed by others will not render our products noncompetitive or obsolete.

WE DEPEND ON OUR KEY PERSONNEL. IF WE WERE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NEEDED, OUR BUSINESS WOULD BE HARMED.

We are highly dependent on the technical, management, marketing and sales skills of a limited number of key employees. We do not have employment agreements with, or life insurance on the lives of, any of our key employees. The loss of the services of any key employees could adversely affect our business and operating results. Our future success will depend on our ability to continue to attract and retain highly talented personnel to the extent our business grows. Competition for qualified personnel in the networking industry, and in the San Francisco Bay Area, is intense. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required.

BECAUSE OF OUR DEPENDENCE ON SINGLE SUPPLIERS FOR SOME COMPONENTS, WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF SUCH COMPONENTS, OR WE MAY BE REQUIRED TO PAY HIGHER PRICES OR TO PURCHASE COMPONENTS OF LESSER QUALITY.

The chipsets used in most of our products are currently available only from Motorola. In addition, certain other components are currently available only from single suppliers. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments or margins that, in turn, would have a material adverse effect on our business, operating results, financial condition and cash flows.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD REDUCE ANY COMPETITIVE ADVANTAGE WE HAVE.

Although we believe that our future success will depend primarily on continuing innovation, sales, marketing and technical expertise, the quality of product support and customer relations, we must also protect the proprietary technology contained in our products. We do not currently hold any patents and rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in our products. There can be no assurance that steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us.

RISKS ASSOCIATED WITH OUR COMMON STOCK

OUR COMMON STOCK IS AT RISK FOR DELISTING FROM THE NASDAQ SMALLCAP MARKET. IF IT IS DELISTED, OUR STOCK PRICE AND YOUR LIQUIDITY MAY BE IMPACTED.

Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. These requirements include maintaining a minimum closing bid price of $1.00 and minimum stockholders' equity of $2.5 million. The closing bid price for our common stock has had periods of time when it traded below $1.00 for more than 30 consecutive trading days. Our stockholders' equity as of April 30, 2003 was $3.9 million. We currently meet all the minimum continued listing requirements for the Nasdaq SmallCap Market.

If we fail to maintain the standards necessary to be quoted on the Nasdaq SmallCap Market and our common stock is delisted, trading in our common stock would be conducted on the OTC Bulletin Board as long as we continue to file reports required by the Securities and Exchange Commission. The OTC Bulletin Board is generally considered to be a less efficient market than the Nasdaq SmallCap Market, and our stock price, as well as the liquidity of our Common Stock, may be adversely impacted as a result.

THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU PURCHASED SUCH SHARES.

The trading price of our common stock is subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, the failure to meet analyst estimates, announcements of technological innovations or new products by us or our competitors, general conditions in the computer and communications industries and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

OUR  CERTIFICATE  OF   INCORPORATIONS   AND  BYLAWS  AND  THE  DELAWARE  GENERAL
CORPORATION LAW CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.


                           FORWARD-LOOKING STATEMENTS


This prospectus contains forward looking statements, which include statements based on our current expectations, assumptions, estimates and projections about us and our industry, including statements about:

-    our expectation regarding sales to HP in fiscal 2003;

- the belief that the market for data and telecommunications controller products is slowly recovering from an economic downturn;

-    the  adequacy  of   anticipated   sources  of  cash  and  planned   capital
     expenditures;

- our expectations regarding quarterly operating expense levels and gross profit for fiscal 2003;

-    trends or expectations regarding our operations;

-    the concentration of our customers;

-    delays in testing and introducing new products;

-    changes in product demand;

-    rapid technology changes;

- the highly competitive market in which we operate; - the pricing and availability of equipment, materials and inventories;

-    the financial stability of our contract manufacturers;

-    various inventory risks due to market conditions;

-    delays or cancellation of customer orders; and

-    the entry of new well-capitalized competitors into our markets.

We use words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions to identify forward-looking statements, but these are not the exclusive means of identifying these statements. Actual results could differ materially from those projected in any forward-looking statements for the reasons detailed in "Risk Factors" or elsewhere in this prospectus. Before you decide to invest in our common stock, you should be aware that if any of the events described in the "Risk Factors" section and elsewhere in this prospectus occur, they could have an adverse affect on our business. We assume no obligation to update any forward-looking statement.


                                 USE OF PROCEEDS


We will not receive any of the proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will be for the accounts of the selling security holders.

                            SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that have been sold to the selling security holders identified below or that may be issued upon exercise of the warrants held by the selling security holders. Pursuant to a securities purchase agreement dated as of June 27, 2003 among us and certain of the selling security holders, we issued and sold, for an aggregate purchase price of $550,000:

     o    an aggregate of 500,000 shares of our common stock; and

     o warrants to purchase an aggregate of 50,000 shares of our common stock bearing an exercise price of $1.50 per share, which warrants are exercisable at the election of the selling security holders prior to June 27, 2008.

In connection with the issuance described above, associates of the placement agent in the transaction, Puglisi & Co., received warrants to purchase 150,000 shares of our common stock, one third of which bear an exercise price of $1.50, one third of which bear an exercise price of $1.75 and one third of which bear an exercise price of $2.00. These warrants also have a five-year term, and the shares issuable upon exercise are being registered for resale hereunder.

The table below presents information as of July 3, 2003 regarding the selling security holders and the shares that they may offer and sell from time to time under this prospectus. The shares of common stock covered, as to their resale, under this prospectus include shares of common stock sold at the financing and issuable upon exercise of warrants.

This table is prepared based in part on information supplied to us by the listed selling security holders. The table assumes that the selling security holders sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Except as otherwise disclosed below, the selling security holders have not, or within the past three years had any position, office or other material relationship with us. Information concerning the security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.


                                                        SHARES OWNED PRIOR TO     NUMBER OF        SHARES OWNED AFTER
                                                             OFFERING(1)         SHARES BEING           OFFERING
                SECURITY HOLDERS                        NUMBER        PERCENT      OFFERED         NUMBER       PERCENT
                ----------------                        ------        -------      -------         ------       -------
Jeffrey J. Puglisi (2)
399 Park Avenue, 37th Floor
New York, NY 10022                                     270,000          5.7%        270,000             0            0

Richard Schottenfeld (3)
399 Park Avenue, 37th Floor
New York, NY 10022                                     260,000          5.5%        260,000             0            0

Willam Austin Lewis IV (4)                             225,900          4.8%         50,000       175,900         3.7%

Puglisi Capital Partners, L.P. (5)                     220,000          4.7%        220,000             0            0

Schottenfeld Qualified Associates, L.P. (6)            220,000          4.7%        220,000             0            0

David Koch (7)                                          37,500             *         37,500             0            0

Gina Storelli (8)                                       27,500             *         27,500             0            0

Craig Bass (8)                                          27,500             *         27,500             0            0

Christopher DiVecchio (8)                               27,500             *         27,500             0            0

------------------
*     Less than 1%.

(1)   The shares of common stock owned prior to the  offering  equals the sum of
      (a) shares of common stock and (b) shares of common stock issuable upon exercise of warrants. Percentages are based on 4,682,417 shares of our common stock that were outstanding (on an as-converted to common stock basis) on July 3, 2003. In calculating the percentage for each selling security holder, the shares represented by item (b) above are included in the denominator of the shares outstanding for that selling security holder but are not included in the denominator for any other person.

(2) Includes warrants to purchase 50,000 shares of common stock held by Mr. Puglisi, 200,000 shares of common stock held by Puglisi Capital Partners, L.P. and warrants to purchase 20,000 shares of common stock held by Puglisi Capital Partners, L.P. Mr. Puglisi, as managing member of the general partner of Puglisi Capital Partners L.P., is deemed to have voting and dispositive control over the shares held by Puglisi Capital Partners, L.P. See footnote (5).

(3) Includes warrants to purchase 40,000 shares of common stock held by Mr. Schottenfeld, 200,000 shares of common stock held by Schottenfeld Qualified Associates L.P. and warrants to purchase 20,000 shares of common stock held by Schottenfeld Qualified Associates L.P. Mr. Schottenfeld, as managing member of the general partner of Schottenfeld Qualified Associates, L.P., is deemed to have voting and dispositive control over the shares held by Schottenfeld Qualified Associates, L.P. See footnote (6).

(4)  Includes warrants to purchase 50,000 shares of common stock.

(5)  Includes  warrants to purchase 20,000 shares of common stock.  See footnote
     (2).

(6)  Includes  warrants to purchase 20,000 shares of common stock.  See footnote
     (3).

(7)  Includes warrants to purchase 12,500 shares of common stock.

(8)  Includes warrants to purchase 2,500 shares of common stock.

                              PLAN OF DISTRIBUTION


The shares of common stock may be sold from time to time by the selling security holders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling security holders" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling security holders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon receiving notice from the selling security holders that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The selling security holders may offer their shares of common stock:


- on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;


-    in the over-the-counter market;


-    in private transactions;


-    through options;


-    by pledge to secure debts and other obligations; or


-    a combination of any of the above transactions.


The shares of common stock described in this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling security holders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify the selling security holders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.


Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders may elect to not sell the shares they hold. The selling security holders may transfer, devise or gift such shares by other means not described in this prospectus. To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.


Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling security holder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling security holder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.


We will bear all costs, expenses and fees in connection with the registration of the shares. The selling security holders will pay all commissions and discounts, if any, associated with the sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-3 WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT
MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's web site also contains reports, proxy and information statements and other information regarding us that has been filed with the Commission. Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended, including amendments thereto relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement.

The Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (i) Our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, including all material incorporated by reference therein;

         (ii) Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2003;

         (iii) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003;

         (iv)     Our  Current   Report  on  Form  8-K  dated  April  22,  2003,
                  announcing a change in our independent accountants; and

         (v)      The   description  of  the  common  stock   contained  in  our
                  Registration Statement on Form 8-A.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: SBE, Inc., 2305 Camino Ramon, Suite 200, San Ramon, California, 95483, Attention: Chief Financial Officer, telephone (925) 355-2000.

                                  LEGAL MATTERS


For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                     EXPERTS


The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of SBE, Inc. to continue as a going concern, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM: 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission registration fee ..............       $    80
Nasdaq SmallCap Market additional shares listing fee .............       $14,000
Legal fees and expenses ..........................................       $ 5,000
Accounting fees and expenses .....................................       $ 7,500
Miscellaneous ....................................................       $   750
                                                                         -------
                  Total ..........................................       $27,330

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions),
(iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.


We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises. Our obligation to indemnify our officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.


The selling security holders have entered into an agreement with us whereby they jointly and severally agree, to the extent permitted by law, to indemnify and hold harmless SBE, each officer of SBE who signs this registration statement and each director of SBE, against all losses, claims, damages or liabilities, joint or several, to which SBE or such officer or director may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or exhibit thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in each case, and will reimburse SBE and each such officer and director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the selling security holders will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling security holders, as such, furnished in writing to SBE by or on behalf of a selling security holder specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the selling security holders hereunder shall be limited to the gross proceeds (net of the amount of any damages the selling security holders have otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by the selling security holders from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder. ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

    EXHIBIT
    NUMBER        DESCRIPTION OF DOCUMENT
    ------        -----------------------

         4.1 Securities Purchase Agreement, dated as of July 27, 2003, by and among the Company and the purchasers named therein (the "Purchasers")

         4.2 Form of warrant issued to the Purchasers and to associates of Puglisi & Co. ($1.50 exercise price)

         4.3 Form of warrant issued to associates of Puglisi & Co. ($1.75 and $2.00 exercise price)

         5.1      Opinion of Cooley Godward LLP

         23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants

         23.2     Consent of Cooley Godward LLP included in Exhibit 5.1

         24.1     Power of Attorney. See signature page.


ITEM 17.   UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 7th day of July, 2003.

                               SBE, INC.


                               By: /s/  David W. Brunton
                                   -----------------------------------------
                                   David W. Brunton
                                   Chief Financial Officer, Vice President,
                                   Finance and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, William B. Heye and David W. Brunton, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any way and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                    NAME                                           TITLE                            DATE
                    ----                                           -----                            ----

/s/ Raimon L. Conlisk                                   Chairman of the Board                      July 7, 2003
--------------------------------------------
Raimon L. Conlisk

                                                        President, Chief Executive Officer
/s/ William B. Heye                                     and Director (principal executive
--------------------------------------------            officer)                                   July 7, 2003
William B. Heye

                                                        Chief Financial Officer, Vice
                                                        President, Finance and Secretary
/s/ David W. Brunton                                    (principal financial and accounting
--------------------------------------------            officer)                                   July 7, 2003
David W. Brunton


/s/ Randall L-W. Caudill                                Director                                   July 7, 2003
--------------------------------------------
Randall L-W. Caudill


/s/ Ronald J. Ritchie                                   Director                                   July 7, 2003
--------------------------------------------
Ronald J. Ritchie

                                INDEX OF EXHIBITS



     EXHIBIT
     NUMBER       DESCRIPTION OF DOCUMENT                                                   PAGE NUMBER
     ------       -----------------------                                                   -----------
         4.1      Securities Purchase  Agreement,  dated as of July 27, 2003, by and among the Company and the  purchasers  named  therein (the
                  "Purchasers")

         4.2 Form of warrant issued to the Purchasers and to associates of Puglisi & Co. ($1.50 exercise price)

         4.3 Form of warrant issued to associates of Puglisi & Co. ($1.75 and $2.00 exercise price)

         5.1      Opinion of Cooley Godward LLP

         23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants

         23.2     Consent of Cooley Godward LLP included in Exhibit 5.1                         --

         24.1     Power of Attorney. See signature page.                                        --